Exhibit 8.3 and 23.4

	New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

October 13, 2017

Fireman B.V.

Winzerlaer Str. 2

07745 Jena, Germany

Ladies and Gentlemen:

We are acting as United States counsel to Fireman B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (the “Company”), in connection with the preparation of the Registration Statement on Form F-1 (the “Registration Statement”) filed with the United States Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Company’s common shares is set forth in full under the caption “Material U.S. Federal Tax Considerations for U.S. Holders of Common Shares” in the Registration Statement.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Material U.S. Federal Tax Considerations for U.S. Holders of Common Shares” and “Legal Matters” in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell LLP